SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE BENEFIT AGREEMENT is made and entered into as of June 23, 2005 by and between Escalon Medical Corp. (the “Company”) and Richard J. DePiano (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is employed by the Company as its Chief Executive Officer and, as such, is making a significant contribution to the Company’s business, operations and financial performance; and

WHEREAS, the Company desires to continue to retain the Employee’s services and to provide a financial incentive for the Employee to continue employment and to continue making significant contributions to the success of the Company;

WHEREAS, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted by the American Jobs Creation Act of 2004 (the “2004 Act”), sets forth numerous requirements that nonqualified deferred compensation plans are required to meet. Section 409A has an effective date of January 1, 2005. This Agreement is being written in an attempt to comply with the 2004 Act and IRS Notice 2005-1 issued pursuant to Section 409A. At this time, the Internal Revenue Service is required by Congress to issue guidance regarding numerous provisions of Section 409A of the Code. Therefore, it is both anticipated and expected that the terms and provisions of this Agreement may need to be amended to comply with the 2004 Act, and the Company and the Employee acknowledge that fact and agree to take any and all steps necessary to amend the Agreement and comply with the 2004 Act. It is the Company’s intention to comply with Section 409A of the Code and IRS Notice 2005-1, and, therefore, this Agreement shall be construed in “good faith” to comply with such, and such Code Section and IRS Notice shall control;

WHEREAS, the Agreement is intended to be a nonqualified “top-hat” plan; that is, an unfunded plan of deferred compensation maintained for a select management employee pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and an unfunded plan of deferred compensation under the Code.

NOW, THEREFORE, for and in consideration of the premises hereof and the mutual promises and agreements contained herein, and intending to be legally bound hereby, the Company and the Employee agree as follows:

1. Continuation of Employment. The Employee shall continue his employment with the Company on the same terms and conditions as before this Agreement. This is not a contract of employment and shall not be construed to modify Employee’s employment relationship with the Company or provide any other benefits related to employment, except as specifically provided for herein. The parties acknowledge and agree that the Employment Agreement dated as of May 12, 1998 (the “Employment Agreement”) between the Company and the Employee shall not be deemed to be modified or otherwise affected by this Agreement.

2. Benefits. The Company agrees to pay the following benefits to the Employee as deferred compensation pursuant to this Agreement:

(a) Retirement from Employment by the Company at or After Age 65. If the Employee retires from employment with the Company on or after his 65th birthday, in addition to any other retirement benefits to which Employee may be entitled whether from the Company or otherwise, each month the Company shall pay to the Employee a monthly supplemental retirement income payment of $8,000 per month (each a “Supplemental Monthly Payment”). The Supplemental Monthly Payments shall commence on the first day of the first calendar month after the effective date of the Employee’s retirement and shall continue on the first day of each calendar month thereafter for the remainder of the Employee’s life.

(b) Death After Retirement. Notwithstanding anything to the contrary set forth in this Agreement, if the Employee retires from employment with the Company on or after his 65th birthday and dies before at least 36 Supplemental Monthly Payments are paid hereunder, the Company shall continue to make Supplemental Monthly Payments on a monthly basis to the Employee’s beneficiary, determined as provided in Section 2(g) hereof (the “Beneficiary”), until a total of 36 Supplemental Monthly Payments have been made hereunder.

(c) Disability Before Retirement and While Employed by the Company. If the Employee’s employment with the Company terminates because the Employee suffers a Disability (the term “Disability” shall have such meaning or meanings as are permitted or required under Section 409A) while employed by the Company, in addition to any other disability benefits to which the Employee may be entitled, whether from the Company or otherwise, the Company shall pay Supplemental Monthly Payments to the Employee monthly commencing on the first day of the first calendar month after the date on which the Employee suffers a Disability and continuing for the remainder of the Employee’s life. Notwithstanding anything to the contrary set forth in this Agreement, if the Employee suffers a Disability while employed by the Company and before the Employee retires from employment at or after age 65 and dies before at least 36 Supplemental Monthly Payments are paid hereunder, the Company shall continue to make Supplemental Monthly Payments on a monthly basis to the Beneficiary until a total of 36 Supplemental Monthly Payments have been made hereunder.

(d) Death Before Retirement and While Employed by the Company. If the Employee dies while employed by the Company, in addition to any other death benefits to which the Employee or the Beneficiary may be entitled, whether from the Company or otherwise, the Company shall pay Supplemental Monthly Payments to the Beneficiary monthly for 36 months commencing on the first day of the first calendar month after the date on which the Employee dies.

(e) Termination of Employment by the Company – Deferred Vested Benefit Payable upon Attainment of Age 65. If the employment of the Employee is terminated by the Company for any reason prior to the Employee’s attaining age 65 then, upon attaining age 65, the Employee shall be entitled to receive from the Company vested Supplemental Monthly Payments for the remainder of his life, payable monthly as provided in Section 2(a) hereof. Notwithstanding anything to the contrary set forth in this Agreement, if the employment of the Employee is terminated by the Company for any reason prior to the Employee’s attaining age 65, the Company shall be obligated hereunder to make a minimum of 36 Supplemental Monthly Payments hereunder. If the Employee dies before receiving this minimum number of Supplemental Monthly Payments, the remaining payments shall be made monthly to the Beneficiary. No benefits shall be payable under this Section 2(e) if the Employee voluntarily terminates his employment other than for Good Reason within the meaning of Section 2(f) hereof. As used in this Agreement, the term “Change of Control” shall mean the occurrence of a “Change of Control” as permitted or required under Section 409A of the Code.

(f) Termination of Employment by the Employee for Good Reason – Deferred Vested Benefit Payable upon Attainment of Age 65. If the Employee terminates his employment with the Company for Good Reason (as defined below) prior to the Employee’s attaining age 65, then, upon attaining age 65, the Employee shall be entitled to receive from the Company vested Supplemental Monthly Payments for the remainder of his life, payable monthly as provided in Section 2(a) hereof. Notwithstanding anything to the contrary set forth in this Agreement, if the Employee terminates his employment for Good Reason prior to the Employee’s attaining age 65, the Company shall be obligated hereunder to make a minimum of 36 Supplement Monthly Payments. If the Employee dies before receiving this minimum number of Supplemental Monthly Payments, the remaining payments shall be made monthly to the Beneficiary. As used in this Agreement, “Good Reason” shall mean the occurrence of any of the following: (a) the assignment to the Employee of duties and responsibilities inconsistent with the Employee’s status as CEO of the Company; (b) a reduction in salary or significant reduction in benefits; or (c) a reassignment of the Employee by the Board of Directors of the Company (the “Board”) to a location that is more than 100 miles from the Company’s principal executive office on the date of this Agreement.

(g) Beneficiary. The “Beneficiary” referred to in this Agreement shall be such person(s) as shall be designated by the Employee in writing in a form similar to that attached to this Agreement as Exhibit A. In the event the Employee dies without having a beneficiary designation in effect or in the event no designated Beneficiary survives, all amounts payable under this Agreement upon the death of the Employee shall be paid to the legal representative of the probate estate of such deceased Employee, who shall thereupon be deemed the Beneficiary for purposes of this Agreement.

3. Life Insurance. If the Company decides to purchase insurance on the Employee’s life as key person life insurance, or for any other business purpose, the Employee agrees to cooperate fully in completing the appropriate forms and providing information, including but not limited to medical testing, as may be required to obtain such coverage. The Employee’s cooperation in securing such coverage shall not be construed as giving the Employee, any beneficiary or any other person rights in or to the policy or policies. Notwithstanding any other provisions of this Agreement to the contrary, if the Company is a named beneficiary of any such life insurance policy, and if the issuer of such policy denies payment of death benefits under such policy due to misrepresentation or other act or deed by the Employee, then the Company shall be excused from, and shall not have any liability for, any obligation it otherwise might have under this Agreement to pay the Supplemental Monthly Payments.

4. Unfunded Status of Plan.

(a) It is the intention of the Company and the Employee that this Agreement be unfunded for tax purposes and for purposes of Title I of ERISA. Benefits under this Agreement shall be paid out of the general assets of the Company. However, the Company may establish a grantor trust (the “Trust”) within the meaning of Section 671 of the Code, to which the Company may make contributions to the trustee of the Trust (the “Trustee”) in order to provide for the payment of benefits under this Agreement. Such contributions may consist of cash, annuity contracts, insurance policies or other property acceptable to the Trustee.

(b) The Trustee shall be responsible for the investment of all Trust assets; however, the Trustee may follow any investment directions or guidelines given the Trustee by the Company. Notwithstanding the foregoing, Trust assets shall be treated as assets of the Company and shall remain, in the event of the Company’s Insolvency, subject to the Company’s creditors. Moreover, neither the Employee nor the Beneficiary shall have any property interest whatsoever in any specific assets of the Trust or of the Company. The Employee and the Beneficiary shall have only the rights of a general, unsecured creditor against the Company for any distributions due under this Agreement, and this Agreement shall constitute a mere promise by the Company to make benefit payments in the future. To the extent that the assets of the Trust are insufficient to pay when due any benefits that are payable under this Agreement, such benefits may, at the direction of the Board, be paid out of other general assets of the Company.

(c) Notwithstanding anything in this Agreement to the contrary, in the event of a Change in Control, the Company shall, no later than 30 days after such Change in Control, fully fund the Trust with a lump-sum payment that is sufficient to cause the assets of the Trust to be equal to the actuarial equivalent of the Supplemental Monthly Payments that would be paid to the Employee over his life expectancy, but in no event fewer than 36 Supplemental Monthly Payments. This lump-sum payment shall be calculated by an Enrolled Actuary who shall be selected by the Employee.

5. No Assignment. Neither Employee nor the Beneficiary has any right to anticipate, transfer, pledge, convey, encumber or dispose of the right to receive payments under this Agreement, and those payments and the right to them are expressly declared to be nonassignable, nontransferrable and not subject to seizure for the payment of any debt or judgment against the Employee or the Beneficiary hereunder. None of the benefits under this Agreement are transferable by operation of law if the Employee becomes insolvent or bankrupt. In the event of any attempted assignment or transfer of Employee’s (or the Beneficiary’s) rights under this Agreement, the Company shall have no further obligation or liability under this Agreement.

6. Incapacity of Payee. If the Board, acting in good faith, shall determine that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness, accident or other mental or physical disability, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, brother or sister of said payee, or applied directly for the payee’s benefit, without intervention of a guardian, or to any person deemed by the Board to have incurred expense for the payee hereunder. Any such payment shall be a complete discharge of the Company’s obligations under this Agreement.

7. Board’s Powers and Liabilities. The Board shall have full power and authority to interpret and administer this Agreement. The Board’s interpretation of any provision or action taken under this Agreement, or the amount or recipient of any payment hereunder, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to the member’s willful misconduct or bad faith.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, his heirs, executors and personal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement, and the rights of the Employee hereunder, may not be assigned by the Employee except to the extent expressly set forth herein.

9. Entire Agreement; Amendments. This Agreement is the complete agreement of the parties hereto and supersedes all agreements previously made between the parties hereto relating to the subject matter hereof; provided, however, that this Agreement shall be in addition to and shall not supersede any provisions of the Employment Agreement. No modification or amendment of this Agreement will be valid unless in writing and signed by the parties hereto.

10. Notice. Any notice required to be given hereunder shall be in writing and shall be effective when delivered personally, or when sent by certified mail, postage prepaid, or by overnight courier addressed as follows:

If to the Company:

Escalon Medical Corp.
Suite 200
565 East Swedesford Road
Wayne, PA 19087
Attention: Compensation Committee Chair

If to the Employee:

Richard J. DePiano
7 Brettagne
500 Berwyn-Baptist Road
Devon, PA 19333

11. Headings. The headings used in this Agreement are for convenience of reference and shall not be construed to be a part of this Agreement.

12. Governing Law. This Agreement was made and entered into in the Commonwealth of Pennsylvania and it shall be construed in accordance with and governed by the substantive laws of Pennsylvania.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. Section 409A Compliance15. . This Agreement is intended to comply with the requirements of Section 409A, and the regulations issued thereunder. To the extent of any inconsistencies with the requirements of Section 409A, this Agreement shall be interpreted and amended in order to meet such Section 409A requirements. Notwithstanding anything contained in this Agreement or in any amendments hereto to the contrary, it is the intent of the parties to have this Agreement interpreted and construed to comply with any and all provisions Section 409A, including any subsequent amendments, rulings or interpretations from appropriate governmental agencies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by duly authorized individuals, and the Employee has hereunto set his hand, as of the day and year first above written.

ESCALON MEDICAL CORP.

ATTEST:

/s/	By: Anthony Coppola /s/

Secretary	Title: Chairman of Compensation Committee

/s/

Richard J. DePiano

PH1\1449393.5

EXHIBIT A

BENEFICIARY DESIGNATION

I, Richard J. DePiano, intending to revoke any and all prior beneficiary designations that I may have made, hereby make the following designation of beneficiary, in the order named, to receive any benefit payable upon my death under the provisions of the Supplemental Executive Retirement Benefit Agreement dated as of June 23, 2005 between me and Escalon Medical Corp.:

A. PRIMARY BENEFICIARY/IES:

(Name) (Relationship)

(Address) (City) (State)

B. CONTINGENT BENEFICIARY/IES:

1.

2.

3.

I reserve the right to change this designation of beneficiary at any time or from time to time by delivery of a new written designation to the Company.

(NOTE: If more than one primary or contingent beneficiary is designated, the benefit shall be equally divided between or among the beneficiaries surviving my death, unless otherwise specified on this form. If the designated primary and contingent beneficiaries shall not survive my death, the benefit shall be paid to the legal representative of my probate estate in accordance with the provisions of Section 2(g) of the Agreement.)

Date:

Richard J. DePiano